Exhibit 21
List of Subsidiaries

STATE OR JURISDICION
NAME	OF ORGANIZATION
Synaptics International, Inc.	California

Synaptics (UK) Limited	United Kingdom

Synaptics Hong Kong Limited	Hong Kong

Synaptics Europe Sarl	Switzerland

Synaptics Holding GmbH	Switzerland

Synaptics LLC	Delaware